Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number 05-08
Dev Ghose
Stuart Blackie
Shurgard Storage Centers, Inc.
(206) 624-8100

Media Contact
Alan Oshiki
Broadgate Consultants, Inc.
(212) 232-2222

SHURGARD ANNOUNCES FIRST QUARTER DIVIDEND

AND RETIREMENT OF CEO IN DECEMBER 2005

SEATTLE, WASHINGTON, May 6, 2005 . . . Shurgard Storage Centers, Inc. (NYSE: SHU), a leading self-storage real estate investment trust (REIT) in the United States and Europe, today announced its first quarter 2005 dividend. The Board of Directors declared a dividend of $0.56 per share of common stock, an increase of $0.01 per share over the Company’s fourth quarter 2004 dividend. The dividend is payable on June 6, 2005 to shareholders of record as of May 20, 2005.

Charles K. Barbo, chairman and CEO of Shurgard, announced today at the Company’s Annual Meeting of Shareholders held in Seattle that he will relinquish his position as CEO at the end of the year and will remain as non-executive chairman of the Board of Directors. Mr. Barbo, who founded Shurgard over 30 years ago, plans to continue to focus on strategic planning issues as well as spending time in the field in support of the company’s mission and values. David K. Grant, president and chief operating officer, was appointed CEO Designate by the Board of Directors and will hold the positions of both president and CEO effective on January 1, 2006. Mr. Barbo said “This transition is part of a well planned succession process that we put in place two years ago prior to Dave’s return from Europe. My career as CEO of Shurgard has been incredibly rewarding and I am very happy and excited to relinquish the position to Dave. He will lead our globally integrated company to even greater success in the future”.

Mr. Grant joined Shurgard Storage Centers, Inc in 1985 as its U.S. director of real estate investment and development. In 1993 he became the Company’s Executive Vice President.

When the Company decided to expand its operations into the European market, Mr. Grant was appointed as European President in 1996 and relocated to Brussels, Belgium. Mr. Grant spearheaded the development of Shurgard’s European self storage business into seven countries. In August 2003 he returned to the United States at which time he was promoted to President and Chief Operating Officer of Shurgard Storage Centers, Inc.

About Shurgard Storage Centers, Inc.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 630 operating storage centers located throughout the United States and in Europe.

Cautionary and Forward-Looking Statements

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding projections for 2005 and beyond are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements, depending on a variety of factors including but not limited to, Shurgard’s ability to implement its business strategy, competition in the market, as well as other risk factors as described more fully in Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 29, 2005.

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